IMAGE TECHNOLOGY INC.
                             Subcontractor Agreement


     This agreement is entered into and made effective as of August 1, 1996, by and between Image Technology Inc. (prime contractor), a corporation organized under the laws of the State of Nevada and having its principal place of business in Encinitas, California and NCR Corporation (subcontractor) having its principal place of business at Dayton, Ohio.

     1.   Definitions.

          1.1 "Computer hardware" or "Hardware" shall mean the computer hardware and devices listed on Schedule One, attached hereto and made a part hereof, or such other computer hardware and devices as may be substituted.

          1.2 "User Documentation" shall mean all documentation normally made available relating to the use of the computer hardware by customer personnel.

          1.3 "Maintenance Documentation" shall mean all documentation related to the maintenance or servicing of the computer hardware, including, but not limited to, maintenance manuals, diagnostic and other maintenance software, schematics, interfaces, and communication operation.

          1.4 "Installation Services" shall mean the installation, set-up, test and related services for the computer hardware which are required to make the computer hardware usable by the customer.

          1.5 "Project Management" shall mean the activities normally associated with coordination and execution of computer hardware projects including, but not limited to, prepared project plans, status reporting, escalation procedures, and appropriate communication methods required for successful project completion.

          1.6 "Kiosk Enclosure" shall mean the computer hardware housing supplied to produce a device usable by the public including, but not limited to, the frame structure, associated electrical and environmental supports, related signage and paint, and internal storage facilities.

          1.7 "Customer" shall mean Image Technology Inc.'s end user customer intended to operate the agreement's related computer hardware.

     2. Term of Agreement. The term of this agreement is for thirty-nine months, starting upon the agreement's effective date, with an option to extend the relationship for an additional one years upon the discretion of Image Technology Inc.

     3. Cancellation Clause. This agreement may be canceled by Image Technology Inc. in the event that subcontractor performance associated with Schedule One activities is deemed, through written notice, by the customer as being unsatisfactory and jeopardizes the customer's continuation of their relationship with Image Technology Inc. Subcontractor shall have forty five days following notice from the prime contractor to correct or cure performance of activities deemed to be unsatisfactory. This agreement may also be canceled should the customer discontinue funding for the contract held by Image Technology Inc. which is related to this agreement.

     4. Payments. Image Technology Inc. shall make payment to the subcontractor for activities completed upon customer acceptance of activities related to Schedule One and within 45 days following receipt of such notification from the customer. In the event of cancellation of this agreement pursuant to section 3, the prime contractor will not be responsible for payment related to specifically documented activities with unsatisfactory performance related to Schedule One or any future Schedule One activities. Billing is to be in accordance with Section 11 of the attached Schedule One.

     5. Insurance. Subcontractor shall maintain insurance for their equipment and personnel related to the performance of this agreement.

     6. Shipment and Delivery. Subcontractor shall utilize industry standard methods for shipment of computer hardware. Packaging should be consistent with requirements for readily usable computer hardware upon delivery. Delivery shall be coordinated with prime contractor's project manager or designee and should not be disruptive to the customer.

     7. Documentation. Subcontractor shall supply all related user documentation and maintenance documentation associated with their activities on Schedule One. This documentation shall be delivered upon commencement of Schedule One activities. Electronic and paper versions shall be delivered and quantities will be appropriate for the related activities (i.e. three copies for central locations versus one per customer branch location).

     8. Installation Services. Subcontractor shall perform installation services consistent with customer and prime contractor direction. Personnel shall perform in a professional and work man like manner such that minimal disruption to the customer occurs.

     9. Compliance with Laws. Subcontractor shall perform Schedule One activities consistent with existing Federal and State regulations. This includes, but is not limited to, related certifications (UL, FCC, etc.), maintaining a drug free workplace, and operating their business with regard to nondiscrimination of employees. Direct or indirect discrimination includes race, color, religion, sex, handicap, and national origin or ancestry elements associated with subcontractor's employment practices. Notification of violation of any of these laws or regulations shall be made immediately to the prime contractor.

     10. Indemnification.

          10.1 Subcontractor shall defend or settle, at its own expense, any cause of action or proceeding brought against the prime contractor or the customer which is based on a claim that the computer hardware, kiosk enclosure, or provided services infringes any patent, copyright, trade secret, or other proprietary right and shall indemnify and hold the prime contractor and the customer harmless against any and all costs, expenses and judgments, including an award of attorneys' fees, that may be awarded against the prime contractor or the customer as a result of the foregoing. Prime contractor will provide
(1) prompt written notice of the claim; (2) all requested information that prime contractor possesses about the claim; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle the claim. Subcontractor is not obligated to indemnify prime contractor if the alleged infringement is based on the use of the product with other products not furnished directly by subcontractor or if anyone other than subcontractor has modified the product.

          10.2 Subcontractor agrees to indemnify, defend and hold harmless the prime contractor and the customer, their officers and employees from all claims and suits including court costs, attorneys' fees, and other expenses caused by any act or omission of subcontractor or its employees.

     11. Warranty.

          11.1 Subcontractor warrants that computer hardware, kiosk enclosure, and services will, under normal use and service, be free from defects in material and workmanship for a period of 90 days following customer acceptance and will meet currently published or mutually agreed specifications during the term of this agreement. Should the computer hardware, kiosk enclosure, or services fail to meet the warranties of paragraph 11.1, the prime contractor will provide written notice during the applicable warranty period and subcontractor shall correct such failure by repair, replacement, or adjustment in a timely manner. Subcontractor shall bear all associated costs related to this repair, replacement, or adjustment.

          11.2  THE  WARRANTIES  STATED  ARE IN  LIEU OF ALL  OTHER  WARRANTIES,
WHETHER EXPRESSED, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT.

     12. Confidentiality. The terms of this agreement between the prime contractor and the subcontractor are considered confidential. The subcontractor shall not disclose to any private or public concern information concerning this agreement without prior written consent from the other party. Related information includes prices, customer identification, computer hardware supplied, services supplied, or kiosk enclosures supplied relative to this agreement.

     13. Notices. All notices to be made under this agreement shall be in writing and sent to subcontractor:

                  Mr. Michael Zeitschel
                  NCR Corporation
                  2 Choke Cherry Rd.
                  Rockville, MD 20850

         and addressed to Image Technology Inc

                  Image Technology Inc.
                  4407 Manchester Ave. Suite 103
                  Encinitas, CA 92024

     14. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, EVEN IF RESPECTIVE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY THEREOF.

     15. General.

          15.1 This agreement is the sole agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, of either party. This agreement may only be amended by an instrument executed by the authorized representatives of both parties.

          15.2 This agreement shall be interpreted in accordance with the substantive laws of the State of California. Both parties agree to use good faith efforts to resolve any dispute promptly and fairly. If the parties are unable to resolve a dispute by negotiation, both parties agree to submit it to non-binding mediation conducted by a mutually selected mediator or, at the option of either party, by the American Arbitration Association ("AAA").

          15.3 Neither this agreement nor any right or obligations it governs may be assigned or delegated by the subcontractor without the prior written consent of the prime contractor, which consent shall not unreasonably be withheld.

          15.4 Neither party is liable for failing to fulfill its obligations due to acts of God, civil or military authority, war, riots, strikes, fire, or other causes beyond its reasonable control, except for the obligation to make payments.


                                       IMAGE TECHNOLOGY INC.


                                       By:

                                       Title:

                                       Date:


                                       NCR Corporation


                                       By:

                                       Title:

                                       Date:

                                  Schedule One

                  Subcontractor Agreement dated August 1, 1996


     1. SCOPE. This schedule is related to supplying computer hardware and services for the State of Indiana BWC RFP #1 Self Service Vehicle registration Renewal program. Unless defined elsewhere in this Schedule One, the terms and conditions within the associated subcontractor agreement shall govern the delivery of the requested computer hardware and services.

          1.1 Under the terms and conditions of this Agreement, and in accordance with the provisions of the ITI/NCR proposal (the "Proposal") dated May 17, 1996, and in response to the State of Indiana Bureau of Motor Vehicles Commission ("Customer") Request for Proposal #1 ("The RFP"), NCR Corporation ("NCR") and ITI Corporation ("ITI") will provide the hardware, software, supplies and services as specified herein.

          1.2 Deliverables Matrix.


Deliverable                                            Responsibility
Printers                                               ITI
Media                                                  ITI
Program Management                                     NCR
All S/W development                                    NCR
Facilities Management                                  ITI
S/W Maintenance                                        NCR
H/W Maintenance                                        NCR
SST installation                                       NCR
Printer installation phase 1-2                         ITI
Printer installation phase 3                           ITI
Customer billing                                       ITI
SST/Field office provisioning                          ITI
Financing                                              N/A

     2. TERM.

          2.1 The initial term of this Agreement ("Initial Term") will begin on the date of execution of the ITI Subcontractor Agreement., and will run concurrent with the period of performance of ITI's contract with the Customer unless extended by mutual written agreement of the parties.

     3. HARDWARE, SOFTWARE, SUPPLIES AND SERVICES.

          3.1  Hardware.  All  Hardware  deliverables  shall be as set  forth in
Section 11.

               3.1.1 Delivery Schedule. All NCR equipment will be shipped by NCR in accordance with ITI instructions through the designated program manager and consistent with the RFP requirements, or as the parties may otherwise agree in writing. Respective parties will be responsible for freight, shipping and insurance charges.

               3.1.2 Hardware Integration. ITI will be responsible for providing all decal printers for this effort. ITI will perform all necessary hardware integration activities needed to integrate the ITI printer and the NCR 5665 including:

                    1. Obtain U/L/FCC and any other applicable approvals for the ITI printer.

                    2. Supply facia enclosure which surrounds the ITI printer and NCR 5665 which meets with NCR hardware operating minimum requirement. ITI will make any necessary engineering changes needed to maintain published 5665 operating environment.

                    3. Supply environmental control unit to be installed in facia enclosure to maintain published 5665 operating environment requirements for the 5665 as noted above.

                    4. Jointly develop site preparations documentation for installation of the combined ITI printer and 5665.

                    5. Develop user operator manuals for the ITI printer.

                    6. Develop technical field engineering manual/training guide for hardware maintenance.

                    7. Supply final technical documentation.

               3.2 Software. NCR will be responsible for all S/W development as described in the RFP SOW and includes:

                    1. Managing third party subcontractors to develop S/W deliverables.

                    2. Develop S4 interface.

                    3. Develop SST enclosure software interface.

                    4. S/W testing/pilot acceptance testing.

                    5. Provide pricing to cover S/W development/royalty costs.

                    6. ITI is responsible for software escrow and all associated costs.

               3.3 Media. ITI will supply all Printer and 5665 SST consumable media for this project.

               3.4 Communications. ITI will be responsible for the installation and costs for all network communications. ITI will be responsible for the all monthly communications costs. The NCR program manager will be responsible for the ordering of SST communications lines for phases I of the program and for each of the 5 blocks requested by the State.

          4. FACILITIES.

               4.1 Facility Operation. ITI will use Professional Data Dimensions ( PDD) (or other qualified personnel) and be responsible for all server facilities operation. ITI server operation activities will include:

                    1. performing routine reports generation.

                    2. network management.

                    3. reconfiguring network as devices are added.

                    4. resolving network communications problems.

                    5. performing downstream terminal loads/software updates as required.

                    6. updating server software as required.

                    7. general server operation.

                    8. generate customer reports.

                    9. maintain consumable inventory.

                    10. Monitor Gasper or an equivalent network monitor service.

               4.1.1 Leases. ITI will be responsible for negotiating leasing arrangements with non Customer owned/leased sites where SST/printers are to be installed.

     5. INSTALLATION.

          5.1 NCR Responsibilities. NCR will be responsible for the installation of all NCR equipment to operate the proposed system required for Phase I and any other future NCR supplied equipment. NCR will complete all installations in accordance with Customer requirements and ITI instructions, or as the parties may otherwise agree in writing. A site installation is complete once the equipment has been fully installed, tested, and certified operational by Customer personnel.

          5.2 Components of NCR Installation. Installation will be limited to the following functions:

               5.2.1 Scheduling the installation.

               5.2.2 Unboxing the equipment (assist ITI rigger)

               5.2.3 Verifying the equipment is not damaged.

               5.2.4 Install equipment.

               5.2.5 Set up the equipment and run hardware diagnostics.

               5.2.6 Cleaning up and removing packing materials.

               5.2.7 Documenting all work.

               5.2.8 Notifying ITI Manager of progress and completion.

     Installation does not include Field upgrades to equipment,  installation or
assembling  of  component   parts  (except  as  described   above),   or  custom
modification of equipment.

     Installation assumes that Factura has performed all ALCT activities at their staging location including software loading and assembling of the 5665, and integration with the ITI printer within the Factura enclosure. Hardware installation quoted is a level of effort for 2 hours in addition to the bundled 5665 installation pricing. ITI agrees to renegotiate installation pricing with the Customer if the size of the integrated SST/printer requires additional installation time due to site physical constraints such as narrow door ways etc. ITI will subcontract with a rigger who will move the integrated SST/printer to its installation location.

     ITI will be responsible for installation and supplying of all standalone printer related hardware during all phases of the program. NCR will bundle installation services costs into the price for additional SSTs that may be optionally purchased as referenced in the RFP.

          5.3 Field Implementation. ITI will be responsible for ensuring that all prerequisite work is completed by Customer five days prior to the scheduled installation date. The NCR Program Manager will be responsible for notifications, equipment demand orders, exception planning, and contingencies relating to site surveys, equipment deliveries, equipment conditions, installations and necessary paperwork.

          5.4 Site Surveys. Site surveys will be co-developed by ITI, NCR, and the Customer personnel from the various site locations NCR will conduct site surveys for all SST/printer installations. Site surveys will not be required by NCR for those sites which require only over the counter printer installation.

          5.5 ITI Responsibilities. ITI will deliver the fully integrated equipment from the ITI staging facility to the Customer sites in accordance with the RFP requirements and the NCR installation delivery schedule. The NCR program manager will manage the site preparation activities performed by the Customer and by ITI identified contractors for non customer locations during all phases of the contract. ITI is responsible for installation of all standalone printers and all user training for system components delivered during the term of the contract.

     6. TRAINING. All NCR field personnel will be fully trained at the Technical Education Center in Dayton, Oh. ITI will provide NCR a printer, environmental control unit and all required media and consumables at no charge to be installed at TEC for field engineering training. NCR will also supply a 5665 for training purposes. NCR will provide ITI with a training course template to assist ITI in developing courseware to train NCR technicians. ITI agrees to train the designated NCR trainers in the installation, troubleshooting, preventative maintenance and operation of ITI supplied components and provide all required documentation and all future training required to accommodate changes or retrofits.

          6.1 ITI Requirements.

               6.1.1 Service Manual. ITI will supply NCR with sufficient copies of the printer service manual (SAMM) and any required updates to meet the specified documentation requirements for training and maintenance.

               6.1.2 Printer. ITI will provide training on the printer on a mutually agreed upon Implementation/Installation team. This training will include a complete service manual and any related documentation necessary to fully train the Field personnel. The level of training will designed to enable the support people to effectively manage Customer support calls and transfer the knowledge to other members of the support team; and to enable the Technical Education person to develop a standard training class of NCR Customer Engineers who will support the Customer, and to enable the Implementation/Installation team members to successfully install the equipment at the Customer sites (including trouble shooting and problem resolution) and to train the other members of the Implementation/Installation team.

                    6.1.2.1 Hardware to NCR. Upon completion of the Training program and Customer acceptance, ITI will deliver to the Rockville NCR Support organization one complete printer assembly This equipment will be retained by the Rockville NCR Support organization for the life of the project.

                    6.1.2.2 Hardware to CTEC. ITI will deliver to the NCR Technical Education organization one printer assembly to be retained by the NCR Technical Education (CTEC) organization for on-going training during the life of the project.

     7. MAINTENANCE.

          7.1 Remedial and Preventative Maintenance.

          7.2 ITI Printer Maintenance Pricing. Printer maintenance will be based on MTBF information provided by ITI. NCR has developed the yearly maintenance rates contained herein based on the RFP response requirements and ITI MTBF assumptions expressed in terms of quantity and duration of service calls per unit per year. If actual experienced failure rates exceed this basis of estimate as computed for all of the units installed, ITI will be charged on an T&M basis at an hourly rate per service call over the mutually agreed upon basis of estimate rate consistent with the following formula. Additional hourly costs will be calculated and billed to ITI quarterly. NCR will deliver up to 4 hours of maintenance per printer per year. As an example, if two printer units are installed, and only one unit consumes 6 hours of service in one year, ITI would not be billed for 2 hours additional service, as the 8 hour (2 units x 4 hours ) maintenance threshold had not been exceeded. Maintenance hours not utilized in their quoted year do not carry over as maintenance credits towards other years. All maintenance services will be. governed by the provisions of Section 13 of this schedule.

          7.3 NCR at it's sole discretion may propose to negotiate fixed hardware maintenance pricing upon further evaluation as actual reliability data becomes available.

          7.4 Required Field Retrofits. ITI will provide NCR with all parts and documentation required to complete any field retrofits that may be necessary during the contract period ITI will be billed the agreed upon hourly rate to have NCR complete the retrofits.

          7.5 Spare Consignment Parts Processing.

               7.5.1 NCR will provide all necessary spare parts for NCR supplied equipment at a level sufficient to maintain the contract requirements for response times.

               7.5.2 ITI will provide NCR with spare parts and required components on a consignment basis at mutually agreed upon sparing levels for all ITI supplied equipment.

               7.5.3 Spare parts kits will be replenished by ITI with parts as they are re- ordered. ITI will bear all shipping and rework expenses.

               7.5.4 Zebra Printers and all spare components requiring rework will be shipped back to ITI for repair. ITI will bear all shipping and rework expenses.

               7.5.5 Emergency spare parts shall be made available by ITI if rework times fall behind the field requirements to meet the contract repair response times ITI will bear all expedited shipping and rework expenses.

               7.5.6 NCR will maintain inventory records of all consigned parts and provide tracking of field repair incidents and reporting to ITI on a quarterly basis. This report will be utilized to make periodic revisions to the sparing levels.

               7.5.7 Spare Parts Kit Definition. A fully configured ITI printer will be located in the Indianapolis sparing facility in addition to two complete spare parts kits. The remaining three sparing locations (Evansville, Ft. Wayne, Cocamo/Gary) will be supplied with one spare parts kit each. The spare parts kit definition will be reevaluated as required with State of Indiana input and with consideration for latest engineering version of the ITI printer. ITI spare parts kits will contain the following parts:

     Zebra printer assembly
     Applicator module
     Power supply
     Cables
     Environmental control unit
     Additional major subassemblies as mutually agreed upon Valley printer interface units

     8. SERVICE.

          8.1 General Requirements. NCR will provide Level I and Level II support and service as required to support the Customer for the System. This support and service shall be for all hardware and software including that of ITI, NCR and third parties. NCR will also service the operating system and all application software. This includes hardware replacement, subsequent reload of software and confirmation that the application software is again operating properly.

          The Application development subcontractors for this program will provide all Level III support and service as well as any additional support and service required. Level III support activities will include developing fixes for identified software "bugs", assisting in problem diagnosis, and supplying interim work around solutions until permanent fixes are installed. Additionally, ITI Level III support will include assisting in problem diagnosis and supplying interim work around solutions for all ITI provided hardware. An ITI Level III analyst will respond to trouble calls initiated by NCR personnel in a time frame which will allow NCR to meet the Customer's response time requirements. Any delays due to ITI's failure to respond to NCR in a timely manner or time utilized by ITI which is excessive when compared to the other subcontractors response times to resolve the trouble call shall not be assessed against the NCR response time requirement.

          8.2 Specific Support Components.

               8.2.1 Service calls will be generated by State of Health messages automatically through the Gasper network management system or server software module with equivalent network management functionality as described in the RFP. State of Health error messages requiring the dispatch of an NCR field engineer will be documented and mutually agreed upon. Over the counter printer maintenance calls will be placed by the customer or by the facilities management point of contact who will contact NCR dispatch for field engineering support if a dispatch is needed.

          NCR will provide all tier II call service support including troubleshooting and diagnostics via a manual toll-free service help desk. All other help desk support shall be in accordance with normal Customer business hours. NCR will internally rotate calls to the Level II/Level III resources who will in turn dispatch Field engineers or escalate the problem to ITI Level III for resolution.

               8.2.2 NCR will provide all on-site remedial and preventive maintenance for all equipment. The Field engineer will obtain necessary service parts from the NCR parts logistics system, coordinate response with the customer including estimated time of arrival on site, resolve the problem and close the call.

               8.2.3 NCR will provide all necessary spare parts planning, logistics support, and computerized accountability systems to support the necessary parts deployment. ITI will approve all inventory levels for these depots. NCR will provide procedures governing the ordering and return of parts so as to ensure accountability.

               8.2.4 NCR will provide all NCR supplied spare parts at no additional cost to ITI and ensure that proper stock levels at the depots are maintained. ITI will supply and consign to NCR all required ITI parts.

               8.2.5 NCR will provide all necessary training and documentation to support the Field engineers and Level I/II support engineers. NCR will maintain the necessary documentation as required. ITI will provide necessary ITI technical and hardware updates to NCR.

               8.2.6 NCR will participate in periodic reviews to report and discuss service performance. These reports shall include. but be limited to, number of calls received by each service location, response time, repair time, and parts used in effecting repairs. The frequency of these reviews will be mutually agreed upon.

     9. CHANGE CONTROL PROCEDURE.

          9.1 Change Control Process. The "Change Control Process" governs changes to the Project scope and deliverables during the life of the Project. The purpose of this process is to coordinate and properly document the development, installation and evaluation of new features and functionality during the Project. The process will apply to new Project components and to enhancements of existing Project components. The Change Control Process will be implemented from the start of the Project and will continue throughout the Project's duration.

          9.2 Change Request. A "Change Request" will be the vehicle for communicating any desired changes to the Project Manager for the other party in the format identified in Attachment A attached hereto.

               9.2.1 Review. Both NCR and ITI will review the proposed Change Request and either approve it for further study or reject it. The amount and payment of the costs of further study, if any, will be agreed upon by both NCR and ITI. The results of the study will be used to determine the effect that the implementation of the Change Request will have on the Project cost and schedule.

               9.2.2 Sign. Once the parties have evaluated the Change Request, NCR and ITI will complete and sign a Change Request Evaluation Response Form in the format identified in Attachment B attached hereto.

               9.2.3 Presentation to Customer. ITI will submit the agreed changes to Customer for approval.

     10. MANPOWER.

          10.1 Program Management. NCR will provide level of effort Program management for both phase I and each of the 5 blocks requested by the Customer as specified below:

          1 Technical program manager for 6 months to manage S/W development effort.

          Program manager for .75 man years to manage Pilot and phase I rollout.

          1 Program manager for .25 man years to manage the implementation of systems identified in each of 5 purchase blocks, additional program management services may be purchased from NCR upon request.

     11. RATES AND PAYMENT.

          1. NCR agrees to not to participate in transaction revenue splitting for the base contract deliverables and will invoice ITI according to the following terms. The transaction revenue sharing split described in Section 11.1 will be used for incremental revenue opportunities that may be realized over the course of the contract. Incremental revenue opportunities refers only to opportunities related to the self service vehicle registration renewal project scope within the ITI/State of Indiana contract.

          2. NCR will invoice ITI for the total Phase I price in three equal 33.333% increments. Invoices will be submitted to ITI on, September 30, 1996, November 30, 1996 and upon Customer acceptance during Ql 1997.

          3. Phase I pricing includes all hardware, software, maintenance, program management, system development, associated back office hardware, 11 NCR/ITI SSTs, and maintenance for 100 ITI stand alone printers as set forth in this document. Please refer to attached price matrix (Rev 4) for Phase I prices.

          4. Pricing has also been provided for each of the 5 blocks of equipment. This pricing includes pricing for 5 NCR/ITI SSTs associated hardware, software, installation and maintenance, in addition to maintenance for 39 ITI stand alone printers and 90 days of program management to manage the implementation of these systems. Block pricing has been established for the quarter that the equipment is to be installed. ITI will be invoiced after the systems have been installed and accepted by the Customer. Please refer to attached price matrix (Rev 4) for Block 1-5 prices.

          5. Pricing for additional 5665/ITI SSTs over the 36 units specified has been submitted based on the quarter that the unit is installed. This pricing is consistent with the pricing submitted for the 5 blocks. Price includes NCR hardware, software, maintenance, installation and program management to perform the implementation. ITI will be invoiced upon system acceptance.

          6. Pricing for additional stand alone ITI printer maintenance over the 306 units required has been submitted based on the quarter that the unit is installed. This pricing is consistent with the pricing submitted for the 5 blocks. Price includes NCR hardware maintenance pricing only. ITI will be invoiced upon system implementation.

          7. All hardware and software maintenance will be billed one quarter (90 days) in advance on the first day of each quarter of the current year. Maintenance billing for products installed during a quarter will be billed on the first day of the following quarter. For example, for a printer installed during February, an invoice for 5 months of maintenance would be generated on April 1, and consist of two months maintenance in arrears plus 3 months prepaid maintenance.

          11.1 Optional Transaction Revenue Opportunities Proposed Transaction Revenue Split terms for additional revenue beyond the scope of the current contract for incremental revenue opportunities described in 11.0.1 are set forth below. Paragraphs 11.1.1-4 will be used only if NCR is to participate in revenue sharing on a per transaction basis; otherwise, payment terms specified in this Schedule apply:

               1. NCR will provide to ITI a firm fixed bid price for all NCR deliverables provided under this agreement expressed as a revenue percentage of each transaction for the minimum number of guaranteed transactions and as a price per minimum number of guaranteed transactions. The revenue percentage will be used in case the price is different after the minimum number of transactions is reached. and will be calculated according to the formula set forth in item 4 below.

               2. Resulting revenue % or fixed price per transaction will be credited to each team member as part of any customer billable transaction. For example:

               3. If the NCR firm fixed price quote for the optional work is valued at $6 million and the total proposal value is $10 million, and 10 million is the minimum guaranteed number of transactions as described in the Customer submitted pricing volume. Then 10/6 = 60% of each transaction revenue generated is due to NCR or $.60 per transaction for the 10 million minimum number of transactions. If the minimum guaranteed number of transactions bid is 10 million transactions, this would yield $1.00 price per transaction to the customer and $.60 revenue per transaction to NCR.

               4. The following calculation will be used to calculate the revenue split ratio to NCR, for any add-on revenue marketed through this contract (beyond the scope of work priced in this in this schedule as set forth in Section 11).

               If Actual revenue contribution % is = 30 Adjusted revenue split credit % = 5 * (30%-Actual revenue contribution %) + Actual revenue contribution % Else Adjusted revenue split credit % = Actual revenue contribution %.

               Please reference the following table for adjusted revenue split credit % values:


Actual Revenue Contribution %                 Adjusted Revenue Split Credit %
           1.00%                                            15.50%
           2.00%                                            16.00%
           3.00%                                            16.50%
           4.00%                                            17.00%
           5.00%                                            17.50%
           6.00%                                            18.00%
           7.00%                                            18.50%
           8.00%                                            19.00%
           9.00%                                            19.50%
          10.00%                                            20.00%
          11.00%                                            20.50%
          12.00%                                            21.00%
          13.00%                                            21.50%
          14.00%                                            22.00%
          15.00%                                            22.50%
          16.00%                                            23.00%
          17.00%                                            23.50%
          18.00%                                            24.00%
          19.00%                                            24.50%
          20.00%                                            25.00%
          21.00%                                            25.50%
          22.00%                                            26.00%
          23.00%                                            26.50%
          24.00%                                            27.00%
          25.00%                                            27.50%
          26.00%                                            28.00%
          27.00%                                            28.50%
          28.00%                                            29.00%
          29.00%                                            29.50%
          30.00%                                            30.00%
          31.00%                                            31.00%
          32.00%                                            32.00%
          33.00%                                            33.00%
          34.00%                                            34.00%
          35.00%                                            35.00%
         100.00%                                           100.00%

Add-on NCR revenue will be credited at a prorated rate of .5% for each 1% of actual add on revenue contribution that the NCR participates in. For example:

     * For a 0% actual revenue contribution the NCR will receive 15% of any add-on revenue per transaction.

     * For a 15% actual contribution, the NCR will receive 22.5% of any add-on revenue per transaction as a prorated adjusted revenue split credit.

     * For a 30% (prorated revenue credit split break-even point), or greater actual contribution, the NCR will receive revenue credit as Is normally calculated,

     * Add-on revenue pricing ratios will be determined as described in items 2 and 4.

               11.1.1 Contact Extension Contingency. The parties agree that they will negotiate in good faith to arrive at a mutually agreeable contract modification in the event that the Customer contract is extended and that The State of Maryland elects to acquire ITI AP 2000 Printers for the MD MVA SST program. The Schedule One modification would provide a revenue bonus to NCR in addition to the quoted transactional price for the add-on effort.

          11.2 Payment. Payment terms will be in accordance with the billing procedure as set forth in Section .11 and Section 4 of the Subcontractor Agreement.

     12. FINANCING ARRANGEMENT AND RESPONSIBILITIES.

          12.1 Both parties will be responsible for obtaining financing for their respective areas of responsibility and will maintain adequate insurance on the capitol equipment while title is vested with them.

     13. WARRANTY.

          13.1 NCR will perform its obligations under this Agreement in a professional and workmanlike manner. NCR's liability to Customer resulting from the performance of, or failure to perform, maintenance service will be limited to restoring the equipment covered by this Agreement to Good Operating Condition. If NCR is unable to so restore that equipment, NCR will refund Customer's most recent advance maintenance payment for the equipment or, in the case of NCR Designated Equipment, NCR may in its discretion elect to replace that NCR Designated Equipment. NCR DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE. NCR DOES NOT WARRANT THAT THE OPERATION OF THE EQUIPMENT MAINTAINED BY NCR WILL BE UNINTERRUPTED OR ERROR FREE OR THAT ALL MALFUNCTIONS WILL BE CORRECTED.

                                  ATTACHMENT A

                               CHANGE REQUEST FORM
                              (Insert Project Name)


Requester Name:

Requester Company Name:

Date Requested:

Response Requested By:

Change Requested:

     (The  Requester  should  insert  a  detailed   description  of  the  change
     requested, the are of the project plan/schedule being modified, and the benefits of making the change.)

Estimated Schedule Impact:

     (The Requester should provide an estimate of how the requested change will impact the Project schedule.)

Estimated Cost Impact:

     (The Requester should provide an estimate of how the requested will impact Project costs.)

Change Request Received:

By:

Company:

Date:

Change Request Noh.:

                                  ATTACHMENT B

                               CHANGE REQUEST FORM
                            EVALUATION RESPONSE FORM


Change Request No.:

Requester Name:

Review Date:

Request No. _____ has been:   _____ accepted without changes

                              _____ accepted with modifications (see below)

                              _____ rejected

Modifications to Change Request:

     (Insert any changes that are made to the original Change Request. Ensure that, whether or not modified, the Change Request as accepted identifies, in detail, the changes to the Project scope, deliverables, schedule and costs.)

Schedule Revision:

     (Insert new dates or attach revised project plan/schedule which show the impact of the Change Request, if any.)

Cost Revision:

Additional Cost:                    $________________
Party Responsible for Cost:          ________________
Additional Cost Payment Due Date:    ________________
Acceptance Criteria/Deliverables     ________________

                Year 1   Year 1   Year 1   Year 1   Year 2   Year 2   Year 2   Year 2

CLIN .........5/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1 8/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1

Phase 1
              QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain
Block 1 ......      16       15       14       13       12       11       10        9
Block 2 ......      16       15       14       13       12       11       10        9
Block 3 ......      16       15       14       13       12       11       10        9
Block 4 ......      16       15       14       13       12       11       10        9
Block 5 ......      16       15       14       13       12       11       10        9

Addl 5665 ....      16       15       14       13       12       11       10        9

Addl Ap2100 ..      16       15       14       13       12       11       10        9

                Year 1   Year 1   Year 1   Year 1   Year 2   Year 2   Year 2   Year 2
CLIN .....    5/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1 8/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1

Phase 1 ..   2,451,349

Block 1 ..     365,757  357,052  348,337  339,622  334,033  325,318  316,603  307,888
Block 2 ..     365,757  357,052  348,337  339,622  334,033  325,318  316,603  307,888
Block 3 ....   365,757  357,052  348,337  339,622  334,033  325,318  316,603  307,888
Block 4 ....   365,757  357,052  348,337  339,622  334,033  325,318  316,603  307,888
Block 5 .....  365,757  357,052  348,337  339,622  334,033  325,318  316,603  307,888

Addl 5665 ...   47,582   46,582   45,778   44,973   44,169   43,364   42,659   41,755

Addl Ap2100 ...  2,208    2,070    1,952    1,794    1,656    1,518    1,380    1,242
(H/W maint.)



                Year 3   Year 3   Year 3   Year 3   Year 4   Year 4   Year 4   Year 4
CLIN .........8/1-11/1  1/1-2/1  2/1-5/1  5/1-8/1 8/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1

Phase 1
              QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain QsRemain
Block 1 ......       8        7        6        5        4        3        2        1
Block 2 ......       8        7        6        5        4        3        2        1
Block 3 ......       8        7        6        5        4        3        2        1
Block 4 ......       8        7        6        5        4        3        2        1
Block 5 ......       8        7        6        5        4        3        2        1

Addl 5665 ....       8        7        6        5        4        3        2        1

Addl Ap2100 ..       8        7        6        5        4        3        2        1

                Year 3   Year 3   Year 3   Year 3   Year 4   Year 4   Year 4   Year 4
CLIN .....    8/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1 8/1-11/1 11/1-2/1  2/1-5/1  5/1-8/1

Phase 1 ..

Block 1 ..     302,454  293,739  285,024  276,309  271,039  262,324  253,610  244,895
Block 2 ..     302,454  293,739  285,024  276,309  271,039  262,324  253,610  244,895
Block 3 ....   302,454  293,739  285,024  276,309  271,039  262,324  253,610  244,895
Block 4 ....   302,454  293,739  285,024  276,309  271,039  262,324  253,610  244,895
Block 5 .....  302,454  293,739  285,024  276,309  271,039  262,324  253,610  244,895

Addl 5665 ...   40,950   40,146   39,341   38,537   37,732   36,927   36,123   35,315

Addl Ap2100 ...  1,104      966      828      690      552      414      278      138
(H/W maint.)